Exhibit 10.9

Arconic 201 Isabella Street Pittsburgh, PA 15212- 5858 Tim Myers EVP & Group President Global Rolled Products, Extrusion, and Building & Construction Systems

January 28, 2020

Diana Toman

Overland Park, KS 66

Dear Diana:

As we have discussed, on behalf of Arconic Inc. (the “Company”), I am pleased to offer you the position of Executive Vice President, General Counsel & Corporate Secretary Designate of Arconic Corporation based in Pittsburgh, PA and reporting directly to me. You will become Executive Vice President, General Counsel & Corporate Secretary of Arconic Corporation upon the legal separation of Arconic Corporation from Arconic Inc. (such separation, the “Spinoff,” and the date of such separation, “Legal Day 1”), and, from and after the Spinoff, references herein to the Company shall be deemed to refer to Arconic Corporation, unless the context clearly indicates otherwise.

During your employment with the Company, you will devote substantially all of your working time and attention to the business and affairs of the Company (excluding any vacation to which you are entitled) and you will comply with the Company’s policies and rules, as in effect from time to time.

Set forth below is your total compensation package, together with other important information.

Base Salary:

Your annual base salary will initially be $475,000 paid on a monthly basis in accordance with the Company’s normal payroll practices, and subject to all applicable taxes and withholdings.

Incentive Compensation:

You will initially be eligible for a target annual cash incentive compensation opportunity of 65% of your base salary (i.e., $308,750 based on your initial base salary) for a full year, if individual and business performance targets are met. Actual payouts could be higher or lower than target depending on individual and business performance. Your annual cash incentive compensation opportunity and award for 2020 will also be prorated to reflect the portion of the year that you are employed with the Company.

Equity Compensation:

You will be eligible for annual equity compensation awards in connection with the Company’s regular annual grant cycles.  Your first such award will be granted on the date that the Company makes its 2020 annual equity awards grants to Company executives generally, which is anticipated to be within the first month after Legal Day 1, and will consist of (i) a restricted share unit award with a grant date value of $290,000, which will vest on the third anniversary of the grant date, subject to your continued employment with the Company through such date and (ii) a performance-based restricted share unit award with a grant date value (at target) of $435,000, which will be subject to performance goals applicable to Arconic Corporation, as well as to your continued employment with the Company through the third anniversary of the grant date (together, the “RSUs”).

For each subsequent calendar year (starting in 2021) in which you are employed by the Company, you shall be eligible to receive additional grants of equity-based and other long-term incentives offered to senior executives generally, at a level, and on terms and conditions, that are commensurate with your positions and responsibilities at the Company, and appropriate in light of your performance and of corresponding awards (if any) to other senior executives of the Company (in all cases, as determined in good faith by the Board or a committee thereof).

Equity Ownership Requirements:

Consistent with Arconic Inc.’s efforts to align the interests of its senior leadership with the interests of Arconic shareholders, Arconic Inc. has adopted equity ownership requirements for senior Arconic Inc. executives and it is anticipated that Arconic Corporation will adopt similar requirements. You will be subject to these requirements, currently 3.0 times base salary for the Executive Vice President, General Counsel & Corporate Secretary, during your employment with the Company. Until equity ownership requirements are met, you are required to retain 50% of shares acquired upon vesting of restricted stock units and performance-based restricted stock units or upon exercise of stock options, after deducting those used to pay for applicable taxes and/or the exercise price.

Relocation:

No later than September 30, 2020, you will relocate and establish a permanent residence in the Pittsburgh, PA metropolitan area. The Company provides a Transfer and Relocation Plan, the terms of which are determined by the Company in its discretion from time to time, to help facilitate your permanent relocation. Should you voluntarily elect to leave Arconic in the first 24 months of employment (other than your voluntary termination within 30 days after August 1, 2020 if the Spinoff has not occurred by July 31, 2020), you agree to reimburse the company for the cost incurred for the Transfer and Relocation Plan. Details of this Plan will be sent to you separately.

Benefits:

During your employment with the Company, you will be eligible to participate in Company benefit plans as in effect from time to time on the terms applicable to Company senior executives generally (subject to the applicable eligibility and other requirements set forth therein), including health care, life insurance, and disability coverage.

You will be eligible for the Company’s Executive Preventative Health Evaluation Program. Since you play such a vital role within the Company and your well-being is important to the Company’s success, the Company has established this program to help protect your health through regular health evaluations.  All costs of regular evaluations are fully paid by the Company.

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Retirement Savings Plan:

The Company offers a tax qualified 401(k) savings plan and a non-qualified deferred compensation plan to help you save toward retirement. Current Company contributions are:

•	3% of your base salary and incentive compensation, and
•	a match of your deferred pre-tax savings dollar-for-dollar up to 6% of your base pay.

Company contributions in excess of IRS limits will be made to the non-qualified deferred compensation plan.

Vacation:

During your employment with the Company, you will be entitled to such vacation benefits as are available to similarly situated Company senior executives from time to time (but not less than four (4) weeks per year), in addition to Company-recognized holidays.

Confidentiality, Developments, Non-Competition and Non-Solicitation Agreement:

In consideration of your employment with the Company, you agree to execute the Confidentiality, Developments, Non-Competition and Non-Solicitation Agreement attached hereto as Annex A.

Severance:

You will be designated as a Tier II Employee under each of the Company’s Executive Severance Plan and Change in Control Severance Plan (together, the “Severance Plans”) and you will participate at the same level under the corresponding plans anticipated to be adopted by Arconic Corporation (it being understood that following the Spinoff, references in this letter to the Severance Plans or either Severance Plan shall be deemed to refer to such corresponding plans of Arconic Corporation).

Notwithstanding the foregoing or any other notice requirements, if the Spinoff has not occurred by July 31, 2020, you and we agree that (i) you will cease to be a participant in the Severance Plans as of such date, and (ii) either you or the Company may, during the 30-day period commencing on August 1, 2020, terminate your employment without advance notice, in which case (unless such termination is by the Company under circumstances that would have constituted Cause under the Company’s Executive Severance Plan), subject to your executing a general release of claims in favor of the Company and its affiliates in a form similar to the form of release required under the Severance Plans (as modified by this letter) and such release becoming effective and irrevocable no later than the date that is 60 days following the date of termination, the Company will make a lump sum payment to you on the 60th day following such date of termination equal to the product of (x) 1.0 multiplied by (y) the sum of your annual base salary and your target annual bonus

Indemnification:

You will be covered as an insured officer under the Company’s director and officer liability insurance policy, as in effect from time to time, to the same extent, and on the same terms, as other executive officers of the Company, and the Company will indemnify you (and advance expenses) to the fullest extent permitted by the Bylaws of the Company and the General Corporation Law of the State of Delaware.

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Section 409A:

The payments and benefits provided under this letter are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the provisions of this letter shall be interpreted and applied consistently with such intent. All reimbursements under this letter that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (i) in no event will any reimbursement payments be made later than the end of the calendar year next following the calendar year in which the applicable expenses were incurred; (ii) the amount of reimbursement payments that the Company is obligated to pay in any given calendar year shall not affect the amount of reimbursement payments that the Company is obligated to pay in any other calendar year; and (iii) your right to have the Company pay such reimbursements may not be liquidated or exchanged for any other benefit.

Miscellaneous:

Your employment with the Company will at all times be at-will. Subject to your rights to the payments and benefits upon certain termination of employment in accordance with the terms of the Executive Severance Plan and the Change in Control Severance Plan, in each case, as in effect from time to time (and subject to the terms set forth above with respect to your ceasing participation in such plans if the Spinoff has not occurred as of July 31, 2020), and this letter, nothing herein will confer upon you any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you to terminate your employment at any time and for any reason, with or without cause. Upon your termination of employment for any reason and as a condition to any payments and benefits to which you may become entitled under the Company’s Executive Severance Plan, Change in Control Severance Plan, or this letter, at the request of the Board you will immediately resign your position as an officer of the Company and all offices and directorships of all subsidiaries and affiliates of the Company. Any waiver of any breach of this letter shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either you or the Company. All payments hereunder shall be subject to applicable tax withholding.

Successors:

This Agreement shall be assigned to Arconic Corporation, effective Legal Day 1. Other than Arconic Inc.’s assignment of this Agreement to Arconic Corporation on Legal Day 1, neither party hereto may assign any rights or delegate any duties under this letter without the prior written consent of the other party; provided, however, that this letter shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company.

Entire Agreement:

Except as otherwise contemplated herein, this letter contains the entire agreement between you and the Company with respect to the subject matter hereof. No modification or termination of this letter may be made orally, but must be made in writing and signed by you and the Company.

Governing Law; Jurisdiction:

This letter will be governed and interpreted in accordance with the laws of the State of Delaware without reference to its choice of law principles. Any action arising out of or related to this letter will be brought in the state or federal courts with jurisdiction in Delaware, and you and the Company consent to the jurisdiction and venue of such courts.

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This offer is contingent upon the following conditions:

❖	Your successful completion of a pre-employment drug screen.
❖	Providing authorization and release for the Company to conduct a comprehensive review of your background, the result of which is satisfactory to the Company. The authorization and release will also be valid for subsequent reports during your period of employment with the Company.
❖	Providing us with documentation in the original form establishing both your identity and your employment eligibility in the U.S.
❖	Signing the attached Confidentiality, Developments, Non-Competition and Non-Solicitation Agreement.
❖	Your truthful representation that you are not subject or party to any agreement, understanding or undertaking, including any restrictive covenant with any prior employer, that would prohibit or restrict you from accepting the position of Executive Vice President, General Counsel & Corporate Secretary Designate of Arconic Corporation or Executive Vice President, General Counsel & Corporate Secretary of Arconic Corporation or from performing your duties with the Company.
❖	Your availability to commence employment with the Company no later than February 15, 2020.

[Signature page follows.]

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To accept our offer, please sign and date the bottom of this letter and return it to me by January 31, 2020. If you have any questions, please feel free to call me.

I look forward to officially welcoming you to the Company.

Best Regards,

/s/ Tim Myers

Tim Myers

EVP & Group President Arconic Global Rolled Products, Extrusions and Building and Construction Systems

cc:     Neil Marchuk, Melissa Miller

Attachments:

Confidentiality, Developments, Non-Competition and Non-Solicitation Agreement

I, Diana Toman, am pleased to accept your offer of employment dated January 28, 2020, for the position of Executive Vice President, General Counsel & Corporate Secretary Designate in the terms detailed in the offer letter.

Accepted by:	Date:

/s/ Diana Toman	1/30/20

Diana Toman

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Exhibit A

Confidentiality, Developments, Non-Competition, and Non-Solicitation Agreement

As an employee of Arconic Inc. (“Arconic”) or one of its subsidiaries (Arconic collectively with its subsidiaries, the “Company”), you (“you” or “Employee”) will have access to or may develop confidential and proprietary information (as defined below) of the Company. Therefore, in consideration of your employment, and recognizing the highly competitive nature of the Company’s business, you enter into this Confidentiality, Non-Competition, and Non-Solicitation Agreement (this “Agreement”) intending to be legally bound.

Confidentiality

You acknowledge that, as an employee of the Company, you have access, and are privy, to information which is confidential and proprietary to the Company and which is not generally available to the public from sources outside of the Company.

You agree to regard and preserve as confidential any and all Confidential Information pertaining to the Company’s operations and affairs and all information which is either learned or obtained by you during your employment, and which you know, or have reason to believe, includes Confidential Information. You agree that you will use Confidential Information only for the performance of your duties for the Company and you agree not to disclose any Confidential Information you acquire, except as expressly permitted below. You understand and agree that this obligation of confidentiality shall continue indefinitely following the termination of your employment with the Company.

Nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or reporting possible violations or providing information to, any governmental agency or legislative body regarding this Agreement or the Company, including, but not limited to, the Company’s Legal Department, the Securities & Exchange Commission, and/or pursuant to the Dodd-Frank Act (including without limitations the whistleblower provisions thereof) or Sarbanes-Oxley Act; provided that, other than with respect to providing information to a governmental agency and to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, you will give the General Counsel of the Company prompt written notice so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement are not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).

Upon termination of your employment or at any time requested by the Company, you will deliver promptly to the Company all memoranda, notes, records, reports and other documents (whether in paper or electronic form and all copies thereof) relating to the business of the Company and all other Company property which you obtained or developed while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control, whether directly or indirectly.

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Disclosure of Developments and Other Inventions

Without disclosing any third party confidential information, Employee shall promptly disclose to Company all Developments and any inventions or developments that Employee believes do not constitute a Development, so that Company can make an independent assessment. Employee represents and warrants that if Employee developed, conceived or created any Development or other Intellectual Property prior to the date hereof that relates to Company’s Business, Employee has listed such Intellectual Property on Appendix 1 in a manner that does not violate any third party rights or disclose any third party confidential information.

Ownership of Developments

Ownership: All right, title and interest (including all Intellectual Property rights of any sort throughout the world) relating to any and all Developments (other than Employee Statutorily Exempt Developments) shall be the exclusive property of Company.

Assignment of Rights: In consideration of Employee’s employment by Company as set forth in the Employment Agreement, Employee hereby assigns to Company or its designee any and all right, title and/or interest (including all Intellectual Property rights of any sort throughout the world) in and to any Developments that Employee has or may in the future acquire with respect to any Developments, provided that this section shall not apply to any Employee Statutorily Exempt Developments.

Further Assistance and Assurances: Employee shall, both during and after his/her employment by Company, at the expense of Company, perform all lawful acts requested by, or on behalf of, Company to enable Company to obtain, perfect, sustain, and enforce its ownership interest in any Development(s) in accordance with this Section and to obtain and maintain patents, copyrights and other Intellectual Property rights for such Development(s) throughout the world.

Attorney-In-Fact: Employee hereby irrevocably designates and appoints Company as Employee’s agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by Employee.

Acknowledgement of Employee Statutorily Exempt Developments: Employee acknowledges and agrees that, by executing this Agreement, nothing in this Agreement is intended to expand the scope of protection provided to Employee by Sections 2870 through 2872 of the California Labor Code or any other statute of like effect. Employee agrees to promptly advise the Company in writing of any developments that Employee believes may qualify under Sections 2870 through 2872 of the California Labor Code or any other statute of like effect.

Records: Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings, and in any other form that may be required by the Company) of all Developments made, written, conceived and/or reduced to practice by Employee during the period of employment by Company, which records shall be available to and remain the sole property of the Company at all times.

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Employee IP – Ownership and Restrictions; License: Any discovery, invention, improvement, computer program and related documentation or other work that (i) is created during the term of Employee’s employment with the Company and does not fall within the definition of the term “Development” as defined herein, (ii) is an Employee Statutorily Exempt Development, or (iii) was developed, created, or conceived prior to Employee’s employment with Company shall, as between Company and Employee, belong to Employee and shall not be used by Employee in his or her performance on behalf of the Company. Without limiting Company’s other rights and remedies, if, when acting within the scope of Employee’s employment or otherwise on behalf of Company, Employee uses or discloses Employee’s own or any third party’s confidential information or other Intellectual Property in violation of this Agreement (or if any Development cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Employee hereby: (a) grants to Company a perpetual, irrevocable, worldwide, fully-paid, royalty-free, non-exclusive, sub-licensable right and license to use, exploit and exercise all such confidential information and/or Intellectual Property rights; and (b) warrants that he/she is entitled to grant such license to the extent the confidential information or Intellectual Property used by Employee in violation of this Section belongs to a third party.

Restrictive Covenants

Non-Competition: During your employment and for a period of one year thereafter (regardless of whether the termination of your employment is voluntary or involuntary), you will not directly or indirectly (i) engage in, carry on, or provide services (paid or unpaid) whether as a director, officer, partner, owner, employee, inventor, consultant, advisor, or agent, to any Competitive Business (as defined below) or (ii) hold any economic interest in any Competitive Business. However, notwithstanding the foregoing, you may own up to five percent (5%) of the outstanding securities of any publicly traded company and you shall not be prohibited from becoming employed by, or associated with, a private equity firm or hedge fund (or one of their portfolio companies) that has an investment in a Competitive Business as long as you have no involvement whatsoever with such Competitive Business (including the formation, planning, or acquisition of, or investment in, any such Competitive Business).

It is not the Company’s intention to restrict or limit your activities following your termination of employment with the Company unless it is believed that there is a substantial possibility that your future services or activities in any of the lines of business in which the Company is engaged may be detrimental to the Company. So as to not unduly restrict your future employment, if you desire to enter into any employment arrangement or relationship with any potential Competitive Business within the one-year restricted period, please consult with the Executive Vice President of Human Resources of Arconic/Howmet to discuss your intended relationship with the entity. Due to the many different businesses in which the Company presently engages, or which in the future the Company may engage, we will discuss your desire to enter into a business or professional relationship with any manufacturer or firm which is a Competitive Business. The Company’s consent will not be unreasonably withheld.

Also, as a reminder, Arconic/Howmet stock incentive awards continue to be subject to forfeiture, under the terms of that program, to the extent you become associated with, employed by, render services to, or own any interest in any business that is in competition with the Company or if you engage in willful conduct that is injurious to the Company.

Non-Solicitation: During your employment and for a period of one year thereafter (regardless of whether the termination of your employment was voluntary or involuntary), you will not directly or indirectly (i) solicit, induce or attempt to solicit or induce any employee of the Company to leave the Company for any reason; (ii) hire or attempt to hire any employee of the Company; or (iii) solicit business from, or engage in business with, any customer or supplier of the Company that you met and/or dealt with during your employment with the Company for any purpose. In the event that you become aware that any employee of the Company has been hired by any business or firm with which you are then affiliated, you will immediately notify the Executive Vice President of Human Resources of Arconic/Howmet to confirm your non-solicitation of said employee

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You acknowledge and agree that given the nature of the Company’s business, which is conducted throughout the world, the unique and extraordinary services you will be providing to the Company and your position of confidence and trust with the Company, the scope and duration of the covenants included in this Agreement (the “Restrictive Covenants”) are reasonable and necessary to protect the legitimate business interests of the Company. You further acknowledge that you have received substantial consideration from the Company and that your general skills and abilities are such that you can be gainfully employed in noncompetitive employment, and that this Agreement will in no way prevent you from earning a living following your employment with the Company.

You also recognize and agree that any breach or threatened or anticipated breach of any part of these Restrictive Covenants will result in irreparable harm to the Company, and that the remedy at law for any such breach or threatened breach will be inadequate. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, you agree that the Company will be entitled to obtain an injunction, without posting a bond, to prevent any breach or threatened breach of any part of these Restrictive Covenants.

In the event that any court of competent jurisdiction finds that the limitations set forth in these Restrictive Covenants are overly broad with respect to duration, geographic scope or scope of prohibited activities, such court will have the authority to reduce the duration, area or activities of such provisions so as to be enforceable to the maximum extent compatible with applicable law, and such provisions will then be enforced as modified.

Notice of Immunity – Defend Trade Secrets Act of 2016

Company employees, contractors, and consultants may disclose Trade Secrets in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may disclose related Trade Secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the Trade Secret under seal and does not otherwise disclose the Trade Secret except pursuant to court order.

Definitions for Purposes of this Agreement

“Business” means areas of actual or demonstrably anticipated research and development conducted (or to be conducted) by, or for the benefit of, Company as well as all products or services sold by, on behalf of, or for the benefit of Company worldwide.

“Competitive Business” means any domestic or international business or firm (including any business in the process of being formed or planned) that is engaged, or has active plans to become engaged, in any line of business of the Company with which you have had direct functional accountability, or for which you provided leadership or support, during your last eighteen (18) months of employment with the Company.

“Confidential Information” includes, but is not limited to strategic plans, trade secrets, inventions, discoveries, technical and operating know-how, accounting information, product information, marketing and sales data, business strategies, customer information, and employee data of the Company that is proprietary in nature, and any similar information, data or materials of third parties that the Company has a duty to keep confidential

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“Developments” means all discoveries, inventions, innovations, improvements, computer programs and related documentation, and other works of authorship, mask works, designs, know-how, ideas and information made, written, conceived and/or reduced to practice, in whole or in part, (whether or not patentable or subject to other forms of protection) by Employee, individually or with any other person, during and after the period of Employee’s employment by Company that: (a) relate in any manner to the Business or activities of Company; and/or (b) are created: (i) at any time using Company resources, including, but not limited to, Company computers, cellphones, smartphones, etc.; (ii) during working hours; (iii) at a Company facility; (iv) by, or on behalf of, Company; and/or (v) using Confidential Information.

“Employee Statutorily Exempt Developments” means any Developments which qualify fully under the provisions of any applicable statute (including, e.g., Section 2870 of the California Labor Code) that prohibits the assignment to Company of Employee’s rights in any inventions developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, resources, trade secrets or Confidential Information (i.e., excluding inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company’s Business, or actual or demonstrably anticipated research or development; or (ii) result from any work performed by Employee for the Company).

“Intellectual Property” means any intellectual and industrial property and all rights thereof, including, but not limited to, patents, utility models, semi-conductor topography rights; copyrights, mask works, authors’ rights, registered and unregistered trademarks, brands, domain names, trade secrets, know-how and other rights in information, drawings, logos, plans, database rights, technical notes, prototypes, processes, methods, algorithms, any technical-related documentation, any software, registered designs and other designs, in each case, whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

Governing Law; Jurisdiction

This Agreement will be governed and interpreted in accordance with the laws of the State of Delaware without reference to its choice of law principles. Any action arising out of or related to this Agreement will be brought in the state or Federal courts located in Delaware, and you and the Company consent to the jurisdiction and venue of such courts.

Amendment; Waiver

No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is in writing. Any failure by you or the Company to enforce any of the provisions of this Agreement should not be construed to be a waiver of such provisions or any right to enforce each and every provision in the future. A waiver of any breach of this Agreement will not be construed as a waiver of any other or subsequent breach.

Successors; Binding Agreement

Upon the legal separation of Arconic Corporation from Arconic Inc. (such separation, the “Spinoff”), this Agreement will be assigned to Arconic Corporation and, from and after the Spinoff, all references herein to “Arconic” shall be deemed to refer to Arconic Corporation and all references herein to the “Company” shall be deemed to refer to Arconic Corporation collectively with its subsidiaries, unless the context clearly indicates otherwise.

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The Company has the right to assign its rights and obligations under this Agreement to any entity that acquires all or substantially all of the assets of the business for which you work, and continues your employment. The rights and obligations of the Company under this Agreement will inure to the benefit and be binding upon the successors and assigns of the Company

Severability

In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby.

This Agreement is the entire agreement between the parties with respect to the matters covered by this Agreement and it replaces all previous agreements, oral or written, between the parties regarding such matters. PROVISIONS OF THIS AGREEMENT MAY NOT BE WAIVED OR CHANGED EXCEPT BY A SUBSEQUENT AGREEMENT SIGNED BY YOU AND AN OFFICER OF THE COMPANY.

If you agree to the terms of this Agreement, please sign on the line provided below and return two signed copies. A fully executed copy will be returned to you for your files after it is signed by the Company.

ARCONIC INC.

By:	/s/ Melissa M. Miller

AGREED TO AND ACCEPTED AS OF THIS 6TH DAY OF FEBRUARY, 2020:

/S/ Diana Toman

Diana Toman

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Appendix 1

Prior Employee Inventions

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